EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

ArtToday, Inc. (an Arizona Corporation)

Australia.internet.com Pty Ltd (an Australian Limited Liability Company)

internet.com Canada Corporation (a Nova Scotia Unlimited Liability Company)

internet.com Limited (a United Kingdom Limited Company)

I-Venture Management LLC (a Delaware Limited Liability Company)

Japan.internet.com K.K. (a Japanese Corporation)

Sitch AB (a Swedish Corporation)

asia.internet.com LLC (a Delaware Limited Liability Company)

Jupitermedia GmbH (a German Limited Liability Company)